Exhibit 10.36


                        EXCLUSIVE DISTRIBUTION AGREEMENT

This AGREEMENT is effective as of August 19, 2002 and is by and between Scantek Medical Inc., having a place of business at 413 Wing Drive, Cedar Knolls, New Jersey 07927, U.S.A represented at this moment by its President, Dr Zsigmond Laszlo Sagi, an american citizen, with social security # 141/32/7414, living at 19 Lockaley Court, Mountain Lakes NJ 07046, U.S.A. on one side, from now on designated "SCANTEK" and, from the other, Compat Comercio Exterior Ltda., a brazilian commercial company, located at Av. Almirante Barroso n(degree) 139 - gr. 701 - Centro - Rio de Janeiro, RJ, Brazil, registered at CNPJ/MF under number 02.779.121/000109, represented at this moment by its legal representatives, Rosa Maria Gomes Menaes Moreira an brazilian citizen, with ID #02578643/5 IFP, and CPF # 018.031.957/46 e Cristiano Mendes Moreira, an brazilian citizen with ID #09031489.9 IFP, and CPF/MF # 002.390.077-60 from now on designated "COMPANY", with the authorization of SCANTEK MEDICAL DO BRASIL LTDA, a brazilian commercial company, located at Av. Eng. Domingos Ferreira no. 4.371, 902, Boa Viagem, Recife, Pernambuco, represented at this moment by Teofilo Estevarn da Silva Filho, with ID number 1.351.955 SSP-PE, from now on designated "AGENT". The COMPANY designates as its official importer the company RICHARDS DO BRASIL PROD. CIR. LTDA, a brazilian commercial company, located at Rua Pedro de Toledo, 130 - Sala 35 - Sao Paulo, SP, Brasil , registered at CNPJ/MF under number 48.767.628/0001-42, represented at this moment by its legal representative, Ricardo Freire Machado, a brazilian citizen with ID# 18.205.469 SSI'/SP, and CPF # 129.409.208-18 from now on designated "IMPORTER".

The parties hereto hereby agree as follows:


Article 1.        Appointment of Distributor

1.1 SCANTEK hereby appoints COMPANY as its exclusive distributor in Brazil ("TERRITORY"), except in Bahia, Pernambuco, Maranhao and Ceara, for the medical product denominated BreastCare, properly patented in United States of America (n(degree) 4.190.058.624.264.510-K) and properly registered in US FDA (n(degree) K 832.989-510 K),

                  1.1.1 In the event of a National Campaign against Breast Cancer using the product BreastCare, the COMPANY will be granted the full distributorship in the TERRITORY, including Bahia, Pernambuco, Maranhao and Ceara.

                  1.1.2 In the event of a National Campaign against Breast Cancer using the product BreastCare, the COMPANY must not be liable of any commission or fee to any company.

1.2 Pursuant to and during the term of this Agreement, including any extensions thereof, SCANTEK shall not grant to any third party the right to sell or distribute the BreastCare in the TERRITORY.

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Article 2.        SCANTEK Responsibilities

2.1 Take the needed actions before the several public and private agencies, including the registration and license at the Health Ministry, in order to allow the COMPANY to import the products for present and future sales.

2.2 Provide every technical material exist to this date, needed to the marketing of BreastCare in all events scheduled with the media and public agencies.

                  2.2.1 The COMPANY will formally communicate SCANTEK the schedule of the events mentioned on this article at least fifteen (15) days in advance.

2.3 Present quarterly to the COMPANY a detailed report of the BreastCare exported to Brazil, indicating quantity, amounts and shipping dates, purchased by the COMPANY or others, allowing fire access to the controls in order to allow verification of such reports.


Article 3.        COMPANY Responsibilities

3.1 Plan and execute, in a twelve (12) month period, a program of promotion and marketing of the BreastCare looking forward to start a National Campaign against Breast Cancer.

                  3.1.1 Create a Business Plan with in forty-five (45) days from the signing of this agreement with definite priorities, activities and objectives, with a Timetable for the execution.

3.2 Maintain contacts with public authorities and civilian personalities in order to create a desire in the people's opinion to stimulate the Health Ministry to prioritize the National Program of Breast Cancer Prevention.

                  3.2.1 The COMPANY is responsible in one hundred and twenty (120) days to seek final approval from INCA, for accepting BreastCare as a screening device for government use.

3.3 Hire consulting and Marketing firms to insure the promotion and launch of the BreastCare are effected on a professional way, including the development of propaganda material like catalogs, flyers, etc; that should be previously approved by SCANTEK.

3.4 Present to SCANTEK a report showing the work realized every ninety (90) days,

3.5      The COMPANY will be responsible for all expenses needed to the normal exercise of the distribution here appointed, except for all the expenses effected by the physicians indicated by SCANTEK as seen on article 6.1.
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Article 4.        Distribution of Product

4.1 SCANTEK or its designee shall sell and COMPANY shall purchase such quantities of BreastCare as COMPANY shall require for sale in the TERRITORY by placement of orders at the prices and discounts established by SCANTEK for the TERRITORY.

4.2 COMPANY shall use every reasonable effort to create and maintain a market for and to increase the sales of BreastCare in the TERRITORY. COMPANY shall maintain at its expense an organization, deemed by SCANTEK to be proper and adequate, for continuous sale and distribution of BreastCare throughout the TERRITORY. COMPANY shall sell, ship and invoice the BreastCare for its own account.

4.3 By agreement between SCANTEK and COMPANY, SCANTEK will grant the price of Seven US Dollars (US$7.00) FOB New Jersey per unit when purchase is made directly by the COMPANY. The price will be reviewed and renegotiated after the first contract year.

4.4 In the event that COMPANY provides educational, promotional, technical or other customer services in the TERRITORY, on behalf of SCANTEK, such as in connection with accounts which may buy directly from SCANTEK, if any, shall be reported to COMPANY and shall be credited against the sales goals. In such case, SCANTEK must shall use a price Eight US Dollars and Seventy Five cents (US$8.75) per unit and shall pay agent's commission of Twenty percent (20%) to the COMPANY or its designee, if the amount of values shall be changed in the future it must be agreed by both parties.

                  4.4.1 After obtaining the approval from INCA, all sales effected on Bahia, Pernambuco, Maranhao and Ceara must add up and count against the SCANTEK and COMPANY Minimum Purchase Requirements, even though no commission or fee is owed to the COMPANY


Article 5.        Minimum Purchase Requirements

5.1 In order to maintain its rights of distribution under this Agreement, COMPANY must maintain a minimum specified level of purchases of BreastCare from SCANTEK (the minimum level of purchases which COMPANY is required to maintain from time to time is hereinafter call the "Minimum Purchase Requirement").

5.2      COMPANY acknowledges and agrees that Minimum Purchase
         Requirement is an essential term of this Agreement in reliance on which SCANTEK agreed to enter into this Agreement. COMPANY understands and agreed that failure to satisfy the Minimum Purchase Requirement for any reason shall constitute a material breach and just cause for immediate termination of this Agreement.

5.3       The Minimum Purchase Requirement for each contract year during this Agreement and each year during any renewal thereof shall be agreed upon as follows:
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                  5.3.1  The first contract year is divided into two (2)
                  consecutive six (6) month period, following the INCA approval;

                           5.3.1.1 During the first six (6) month period, the minimum purchase order is one hundred thousand (100,000) BreastCare units. Of this one hundred thousand (100,000) units, ten thousand (10,000) units must be purchased at the signing of this agreement and delivery of the following documents: (a) the Authenticated Copy of the Brazilian Health Ministry Registration Certificate (ANVISA), (b) Authenticated Copy of the Registration Process with the Product Index Card form to the Trustee (Fiel Depositoro) to SCANTEK upon the issuance of the Import License in the name of RICHARDS DO BRASIL. The remaining ninety thousand (90,000) will be ordered after SCANTEK delivery the following documents: (c) notarized declaration of the company that retains the right to import and the Registration Certificate authorizing the COMPANY to import and distribute the product BreastCare, (d) Authenticated Copy of the FDA and CE Approval Letter notarized and consularized and, (e) six (6) papers about the BreastCare being used in the United States of America, Europe and Brazil. requested as needed and paid fifty percent (50%) at the request and fifty percent (50%) within 60 days.

                           5.3.1.2 In the event SCANTEK must to present all the documents within the thirty (30) days from signing.

                           5.3.1.3 The second six (6) month minimum order is four hundred thousand (400,000) BreastCare units, that will be requested as needed and paid fifty percent (50%) at the request and fifty percent (50%) within 60 days.

                           5.3.1.4 The parties have established the Minimum Purchase Requirement for the second year and the following years of the Agreement to be one million (1,000,000) units. For each other year of the Agreement, if any, and for each renewal year, if this Agreement is renewed by the parties, the Minimum Purchase Requirement shall be changed upon agreement by SCANTEK and COMPANY. If the parties are unable to agree on the Minimum Purchase Requirement for any year subsequent to the second year of the Agreement, then SCANTEK may terminate this Agreement.

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Article 6.        Technical support

6.1 SCANTEK shall respond to the technical support requests made by the COMPANY, when requested at least ten (10) business days in advance, indicating physician apt to present the products at conventions, TV and Radio appearances and all events promoted by the COMPANY.


Article 7.        Payment for Products

7.1      All payments must be by letter of credit or sight draft.

7.2      All amounts due to SCANTEK shall be payable in United States
         Dollars pursuant to a wire transfer to SCANTEK's designated bank account, in each case in an amount sufficient to cover all outstanding orders placed by COMPANY. Payment for orders placed during the first ninety (90) days of this Agreement shall be due prior to shipment. Payment for subsequent orders shall be due fifty percent (50%) at the request and fifty percent (50%) within 60 days.

7.3 COMPANY shall be responsible for, bear the cost of and pay all foreign, federal, state or local income taxes, sales taxes, withholding taxes, excise taxes, use taxes, custom duties or assessments, or other taxes, charges, duties or assessments, including interest and penalties, levied or imposed on Distributor's net income.


Article 8.        Shipment and Delivery

8.1 SCANTEK will ship the PRODUCTS FOB New Jersey. All costs for transportation and insurance will be paid by COMPANY.


Article 9.        Term, Renewal, Termination and Expiration

9.1 This Agreement and the distributorship hereby created shall begin upon execution of this Agreement by both parties and shall continue in effect for a period of five (5) years and shall be automatically renewed for another five (5) years, unless sooner terminated as provided herein.

9.2 During the first year of this agreement the COMPANY will make all the investments for marketing and promotion.

9.3 In the event that the COMPANY shall active a National Campaign against Breast Cancer using the Breast Care this agreement will be automatically valid for ten (10) Years.

9.4 Either party may terminate this Agreement with cause upon one hundred and eighty (180) days' prior written notice to other party. Upon such notice, this Agreement shall be automatically converted into

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         a non-exclusive distributor agreement for the duration, of the notice period.

9.5 COMPANY and SCANTEK have considered the possibility of making expenditures in the performance of this Agreement and the possibility of losses and damages resulting to each of them upon termination or expiration of this Agreement. COMPANY and SCANTEXC enter into this Agreement with full knowledge of these possibilities and agree as follows:

                  9.5.1 Neither COMPANY nor SCANTEK shall be liable to the other, by reason of termination or expiration of this Agreement, for compensation, reimbursement or damages on account of previous efforts to establish the market (except as dictated by COMPANY'S local laws), the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or good will of COMPANY or SCANTEK, or for any other reason whatsoever.

                  9.5.2 COMPANY expressly waives the provisions of any law which, if asserted, would authorize the payment to COMPANY of any money on account of the termination or expiration of this Agreement.


Article 10.       Governing Law and Arbitration

10.1 All aspects of this Agreement shall be governed by the substantive laws of The State of New York. All disputes arising in connection with this Agreement shall be finally settled by arbitration conducted in accordance with the rules and procedures established by the international Chamber of Commerce then in force by three (3) arbitrators appointed in accordance with said rules. The English language shall be used in any and all arbitral proceedings. The place of arbitration shall be New Jersey, New York, U.S.A. notwithstanding the foregoing; SCANTEK shall have the right to seek injunctive relief and/or bring an action and pursue its available remedies for payment of amounts owed from COMPANY hereunder before any competent court or judicial body.

IN WITNESS WHEREOF, the parties have executed this Agreement.



SCANTEK MEDICAL, INC.

KK

By: /s/ Zsigmond Laszlo Sagi
Name: Zsigmond Laszlo Sagi
Title:  President
Date:  October 1, 2002

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COMPAT COMERCIO EXTERIOR LTDA.


By: /s/ Cristiano Mendes Moreira
Name:  Cristiano Mendes Moreira
Title:  President
Date:  October 1, 2002


SCANTEK MEDICAL DO BRASIL LTDA.


By: /s/ Teofilo Estevam da Silva Filho
Name:  Teofilo Estevam da Silva Filho
Title:  President
Date:  October 1, 2002


RICHARDS DO BRASIL PROD CIR LTDA.


By: /s/ Ricardo Freire Machado
Name:  Ricardo Freire Machado
Title:  President
Date:  October 1, 2002